Exhibit 21.1
PORCH GROUP, INC.
LIST OF SUBSIDIARIES
(as of December 31, 2024)

Name of Subsidiary	Jurisdiction
American Home Protect, LLC	Missouri
Americas Call Center, LLC	Missouri
DataMentors, LLC	Delaware
Floify LLC	Colorado
Guardian Small Business Consulting and Financial Services LLC	Idaho
Hilltop HoldCo LLC	California
Hire A Helper LLC	California
HireAHelper Corporate Relocation LLC	California
Home Inspector Pro, LLC	California
Homeowners of America Holding Corporation	Delaware
Homeowners of America Insurance Company	Texas
Homeowners of America MGA, Inc.	Texas
Inspection Support Limited Liability Company	Nevada
iRoofing, LLC	Florida
Mountain Warranty Corporation	Colorado
Moving Labor Services, Inc.	Texas
MovingPlace, LLC	Florida
NXT Inspekt, Inc.	Indiana
Permit Puller, Inc.	Massachusetts
Porch India Private Limited	India
Porch Insurance Reciprocal Exchange	Texas
Porch Risk Management Services LLC	Texas
Porch Services International LLC	Delaware
Porch.com, Inc.	Delaware
Porticus Reinsurance Ltd.	Cayman Islands
Residential Warranty Home Protection, LLC	Indiana
Residential Warranty Home Protection of California, Inc.	California
Residential Warranty Services of Canada, Inc.	Indiana
Riprock Holding, LLC	Texas
RWS Home Service Contracts LLC	Indiana
RWS Inspector Services Group, LLC	Indiana
RWS Insurance Services, LLC	Indiana
RWS of America, LLC	Indiana
Sergin Software, LLC	Virginia
Segin Systems, Inc.	Virginia
Simple Movers, LLC	Texas
SML Relocation, LLC	Texas
SML Transport LLC	Texas
SVZ Holding, Inc.	California
Welcome Wagon, LLC	Delaware